Exhibit 4.28

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into on May 12, 2022 in Beijing, the People’s Republic of China (“China” or the “PRC”, which, for the purpose of this Agreement, excludes Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) by and between:

Party A: Realsee (Tianjin) Technology Co., Ltd.

Legal Representative: HUI Xinchen

Party B: Runikeshi (Beijing) Technology Co., Ltd.

Legal Representative: HUI Xinchen

(Party A and Party B shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.)

WHEREAS,

(1)	Party A is a wholly foreign-owned enterprise established in China, which has necessary resources to provide technology and consulting services;
(2)

Party B is a domestic company established in China, whose scope of business, as duly approved by competent PRC government departments, includes technology development, technical consulting, technology transfer, technology promotion, technical services; computer system services; basic software services; application software services; software development; data processing; market research; corporate management; corporate management consulting; educational consulting (excluding intermediary services); economic and trade consulting; professional design services; model design; corporate planning and design; design, production, agency and publication of advertisements; organization of cultural and artistic exchange activities (excluding commercial performances); undertaking exhibitions and shows; public relations services; conference services. The businesses conducted and developed by Party B currently and any time during the term of this Agreement are collectively referred to as the “Main Business”;

(3)

Party A agrees to provide Party B with exclusive technology support, consulting services and other services in relation to the Main Business during the term of this Agreement, utilizing its advantages in technology, human resources and information. Party B agrees to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

NOW, THEREFORE, Party A and Party B agree as follows upon negotiation:

Article 1 Services Provided

1.1Party B hereby appoints Party A as its exclusive services provider to provide Party B with comprehensive technology support, consulting services and other services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to:

(1)	Licensing Party B to use relevant software legally owned by or licensed to Party A;
(2)	Providing application software development, maintenance and update required by Party B’s business;

(3)	Design, installation, daily management, maintenance and update of computer network system, hardware devices and database;
(4)	Technical support and training for employees of Party B;
(5)

Assisting Party B on consultancy, collection and research of relevant technical and market information (excluding market research business that wholly foreign-owned enterprises are prohibited from conducting under the PRC laws);

(6)	Providing enterprise management consultation for Party B;
(7)	Providing marketing and promotion services for Party B;
(8)	Providing customer order management and customer services for Party B;
(9)	Transfer, leasing and disposal of equipment or properties; and
(10)	Other services requested by Party B from time to time to the extent permitted under the PRC laws.

1.2Party B agrees to accept such services provided by Party A. Party B further agrees that without Party A’s prior written consent, during the term of this Agreement, with respect to the services or other matters agreed herein, Party B shall not directly or indirectly accept the same or any similar services provided by any third party, nor enter into similar corporation relationship with any third party regarding the matters contemplated hereunder. The Parties agree that Party A may designate other parties, who may enter into certain agreements described in Article 1.5 hereof with Party B, to provide the services agreed herein to Party B.

1.3Party A has the right to check Party B’s accounts regularly and at any time. Party B shall keep accounts in a timely and accurately manner and provide its accounts to Party A upon demand. During the term of this Agreement and subject to applicable laws, Party B agrees to cooperate with Party A and Party A’s (direct or indirect) shareholders on audit (including but not limited to related party transaction audit and all other audits), and provide Party A, Party A’s shareholders and/or the auditor(s) engaged with information and data regarding the operation, business, customers, finance, and employees of Party B and its subsidiaries, and that Party A’s shareholders may disclose such information and data in order to meet the regulatory requirements for their listed securities. The Parties agree that during the term of this Agreement, Party A has the right to consolidate the financial results of Party B as if Party B were a wholly-owned subsidiary of Party A in accordance with the applicable accounting principles, provided that, Party A shall not bear any legal liability for any liabilities or other obligations and risks of Party B.

1.4Ways of Service Provision

1.4.1Party A and Party B agree that during the term of this Agreement, as applicable, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide for the specific contents, manner, personnel, and fees for the specific services.

1.4.2In order to better fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, as applicable, Party B may, at any time, enter into equipment or asset lease agreement with Party A or any other party designated by Party A based on the needs of the business, whereby Party B shall be permitted to use Party A’s relevant equipment or asset.

1.4.3Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, to the extent permitted by the PRC laws and at Party A’s sole discretion, any or all of the assets and business of Party B, at the minimum purchase price permitted by the PRC laws. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

1.5In order to ensure that Party B meets the cash flow requirements in daily operation and/or offsets any losses incurred in the course of its operation, regardless of whether Party B actually incurs any such operational losses, Party A may provide financial support to Party B (but only to the extent and in the manner permitted by the PRC laws). Party A may provide financial support to Party B by bank entrusted loan or borrowing, and enter into requisite agreements separately.

1.6It is agreed that the services provided by Party A to Party B hereunder also apply to the subsidiaries controlled by Party B (if any), and Party B shall cause the subsidiaries controlled by Party B to exercise the rights and perform the obligations as agreed herein.

Article 2 Service Fees and Payment Terms

2.1The service fee hereunder shall be 100% total consolidated profit of Party B in any fiscal year, after making up any accumulated loss (if any) of Party B and its subsidiaries in previous fiscal years and netting of the working capital, operational costs, taxes and other statutory contributions required in any fiscal year. Notwithstanding the foregoing, Party A may adjust the scope and amount of the service fee according to the PRC tax regulations and tax practices and with reference to the needs of Party B’s working capital, and Party B shall accept such adjustment.

2.2Party A shall calculate the service fee on an annual basis and issue the corresponding invoice to Party B. Party B shall pay the service fee to the bank account designated by Party A within 10 working days after receiving the invoice, and send a copy of the payment voucher to Party A by fax or email within 10 working days after payment. Party A shall issue a receipt within 10 working days after receipt of the service fee. Notwithstanding the foregoing, Party A may adjust the payment time and payment method of the service fee at its own discretion. Party B shall accept such adjustment.

Article 3 Intellectual Property Rights and Confidentiality

3.1To the extent not prohibited by the PRC laws, Party A shall have sole and exclusive ownership, rights and interests in and to any and all intellectual property rights or intangible assets arising out of or created or developed during the performance of this Agreement by the Parties, including but not limited to copyrights, patents, patent applications, software, know-how, trade secrets and others. Unless expressly authorized by Party A, Party B shall not have any rights or interests in or to the intellectual property rights of Party A used by Party A to provide the services hereunder. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, provide all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights and intangible assets into Party A, and/or perfecting the protections for any such intellectual property rights and intangible assets of Party A, including but not limited to registering such intellectual property rights and intangible assets under the name of Party A. Party B unconditionally and irrevocably grants a license to Party A to use any intellectual property rights and intangible assets registered in the name of Party B free of charge.

3.2The Parties acknowledge and confirm that any oral or written information related to this Agreement, the content hereof and exchanged for the purpose of preparation or performance of this Agreement shall be regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without prior written consent of the other Party, it shall not disclose any confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is subject to disclosure required under the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article. Disclosure of any confidential information by the shareholders, directors, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

Article 4 Representations and Warranties

4.1Party A hereby represents, warrants and covenants as follows:

4.1.1Party A is a wholly foreign-owned enterprise duly established and validly existing in accordance with the PRC laws. Party A or the service providers designated by Party A will obtain all government permits and licenses for providing the services hereunder before providing such services.

4.1.2Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government authorities (if required) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.1.3This Agreement constitutes Party A’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

4.2Party B hereby represents, warrants and covenants as follows:

4.2.1Party B is a company duly established and validly existing in accordance with the PRC laws.

4.2.2Party B has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government authorities (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.2.3This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

4.2.4Party B shall timely pay the service fee to Party A in full as agreed herein.

Article 5 Term of Agreement

5.1This Agreement shall become effective upon the date of execution by the Parties. Unless expressly agreed herein or terminated in writing by Party A, this Agreement shall remain effective.

5.2During the term of this Agreement, each Party shall renew its operation term in a timely manner prior to the expiration thereof so as to enable this Agreement to remain effective and enforceable. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for renewal of its operation term is not approved or consented by relevant government authorities.

5.3The Parties undertake that, once, to the extent permitted by the PRC laws, Party A may directly hold and Party A decides to hold the equity interests in Party B, and Party A and/or its subsidiaries and branches may legally engage in Party B’s business, then the Parties will terminate this Agreement immediately after the equity interests in Party B have all been transferred to Party A pursuant to the Exclusive Option Agreement of even date herewith by and between the direct or indirect Existing Shareholders of Party B.

5.4The rights and obligations of the Parties under Articles 3, 6, 7 and this Article 5.4 shall survive the termination of this Agreement.

Article 6 Applicable Law and Dispute Resolution

6.1The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by and construed according to the PRC laws.

6.2In case of any dispute arising out of the performance of this Agreement or in connection with this Agreement, either Party may submit such dispute to Beijing Arbitration Commission (“BAC”) for arbitration in Beijing in accordance with the arbitration rules of BAC then in force. The arbitral tribunal shall consist of three arbitrators appointed in accordance with the arbitration rules, with the claimant appointing one arbitrator, the respondent appointing one arbitrator, and the third arbitrator appointed by the first two arbitrators or appointed by BAC. The arbitration shall be conducted in confidentiality and the language used in the arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties. Where appropriate, the arbitration tribunal or the arbitrator may award compensation in respect of the equity, assets, property interests or land assets of Party B and its subsidiaries, award compulsory remedies (including but not limited to those necessary for conducting business or mandating transfer of assets), or direct liquidation of Party B and its subsidiaries (if any), in accordance with the dispute resolution provisions and/or applicable PRC laws. Moreover, pending the formation of the arbitration tribunal or otherwise under appropriate conditions, either Party may seek preliminary injunctive relief or other interlocutory remedies to facilitate the arbitration from a court with competent jurisdiction, including the PRC courts, which shall also include the courts of Hong Kong, Cayman Islands and the place where the main assets of Party B and/or its subsidiaries are located.

6.3Pending arbitration of any dispute, except for the disputed matters under arbitration, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

Article 7 Liabilities for Breach and Indemnification

7.1If Party B commits any material breach of any term of this Agreement, Party A shall have right to (1) terminate this Agreement and require Party B to indemnify all damages; or (2) mandate specific performance of Party B's obligations hereunder and require Party B to indemnify all damages. This Article 7.1 shall not prejudice any other rights of Party A herein.

7.2Unless otherwise provided for by laws, Party B shall in no case be entitled to terminate or cancel this Agreement.

7.3Party B shall indemnify and hold Party A harmless against any loss, damage, liability or costs caused by any litigation, claim or other demand against Party A arising out of or in connection with the services provided by Party A to Party B hereunder, unless such loss, damage, liability or cost arises from the gross negligence or willful misconduct of Party A.

Article 8 Force Majeure

8.1In the case of any force majeure event (“Force Majeure”) such as earthquake, typhoon, flood, fire, epidemic, war, strike or any other event that is unpredictable, unpreventable and inevitable by the affected Party, which directly causes the failure of either Party to perform or fully perform this Agreement, then the Party affected by such Force Majeure shall not be liable for such failure, provided that it shall give the other Party a written notice thereof without delay, and shall furnish the other Party with details of such event within 15 days after giving such notice, explaining the reasons for such failure of, partial or delay of performance.

8.2If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof as stated above, such Party shall not be excused from the non-performance of its obligations hereunder. The affected Party shall make reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever such Force Majeure is eliminated. Should the affected Party fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall make all reasonable efforts to reduce the consequences of such Force Majeure.

Article 9 Notice

9.1All notices and other communications required or permitted to be given hereunder shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively served shall be determined as follows:

9.1.1Notices given by personal delivery (including courier service), shall be deemed effectively served on the date of signature for receipt;

9.1.2Notices given by registered mail, postage prepaid, shall be deemed effectively served on the 15th date after the date on the registered letter receipt;

9.1.3Notices given by facsimile transmission, shall be deemed effectively served on the date indicated on the fax transmission record, unless it is delivered after 5 o’clock p.m. or on a non-business day per the local time of the recipient, in which case, it shall be deemed effectively served on the business day immediately following the date indicated on the fax transmission record.

9.2For the purpose of notice, the addresses of the Parties are as follows:

Party A: Realsee (Tianjin) Technology Co., Ltd.

Address: ************************

Attn: ***********

Phone: ***********

Email: ***********

Party B: Runikeshi (Beijing) Technology Co., Ltd.

Address: ************************

Attn: ***********

Phone: ***********

Email: ***********

9.3Either Party may change its address for notice at any time by delivering a notice to the other Party in accordance with this Article.

Article 10 Assignment of Agreement

10.1Party B shall not assign its rights and obligations hereunder to any third party, unless with Party A’s prior written consent.

10.2Party B hereby agrees that Party A may assign its rights and obligations hereunder to any third party and in case of such assignment, Party A is only required to give a written notice thereof to Party B, without obtaining any consent from Party B for such assignment.

Article 11 Miscellaneous

11.1In the event that any or more provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by laws the intentions of the Parties, and are of an economic effect as close as possible to that of such invalid, illegal or unenforceable provisions.

11.2This Agreement may be amended and supplemented by the Parties in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and relate to this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

11.3This Agreement shall be made in duplicate, with Party A and Party B each holding one copy.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first written above, with immediate effect.

Realsee (Tianjin) Technology Co., Ltd. (seal)

/s/ Realsee (Tianjin) Technology Co., Ltd. (seal)

Signed by:	/s/ HUI Xinchen
Name: HUI Xinchen
Title: Legal Representative

Exclusive Business Cooperation Agreement

Signature Page

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first written above, with immediate effect.

Runikeshi (Beijing) Technology Co., Ltd. (seal)

/s/ Runikeshi (Beijing) Technology Co., Ltd. (seal)

Signed by:	/s/ HUI Xinchen
Name: HUI Xinchen
Title: Legal Representative

Exclusive Business Cooperation Agreement

Signature Page